Exhibit 99.1

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Aluminum Wheel Forging Presses
Operating at Full Production Following Outages

Aluminum Cost Pressures Continue

Evansville, Ind. — July 03, 2006 — Today, Accuride Corporation (NYSE:  ACW) announced that all forging presses located at its Erie, Pennsylvania, facility have returned to full production levels, following the breakdown of two presses.

“Earlier this quarter, Accuride lost production capability on one of our forging presses located in Erie. While assessment and repair of the equipment was taking place, another of our presses malfunctioned. Unfortunately, neither repair was a quick fix. As a result of these unexpected events, approximately two-thirds of our aluminum forging equipment was rendered temporarily inoperable,” explained Terry Keating, Accuride’s CEO.

“All Accuride machinery is maintained to ensure a high level of reliability,” added Keating. “As a result of the recent outages, we have expanded our preventative maintenance procedures above and beyond levels previously in place.”

“Our gratitude is extended to our customers who have remained flexible, understanding, and loyal, throughout this situation,” expressed Keating.

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Total costs of the repairs and press downtime, including gross margin on lost sales of aluminum wheels, could exceed $6.5 million, before income taxes. However, insurance coverage is expected to partially offset this impact. The amount of this offset has not yet been determined.

As previously reported, Accuride continues to experience pressures on margins as a result of rising aluminum prices. “From January through May of this year, the cost of aluminum has risen approximately 40 percent,” explained Keating. “We have cost recovery actions in place with our customers; however, the lag impact of aluminum price adjustment indices we currently have with major accounts will hinder our ability to achieve full recovery in 2006. Customer relations issues surrounding the press outages will further exacerbate our ability to recover these rising costs this year.”

“We are certainly disappointed with the temporary loss of manufacturing capacity and the high aluminum raw material costs that are effecting our wheels business; however, our core operations remain solid and cash flow remains strong,” said Keating. “With this in mind, on June 12, 2006, the Company paid down an additional $30 million of term debt.”

The Company plans to report its financial results for the second quarter of 2006 on August 7, 2006, and will provide additional commentary about the outlook for the remainder of 2006 at that time. The Company does not expect to update 2006 guidance prior to such date. Generally, the Company does not provide information regarding annual guidance except when announcing quarterly financial results.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America. Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies, and other commercial vehicle components. Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, and Brillion. For more information, visit Accuride’s website at http://www.accuridecorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Accuride Corporation: All comments relating to any future period are forward-looking statements, subject to uncertainties and risk that could cause actual results to vary materially from what is suggested here. These statements are subject to risks and uncertainties, including without limitation, the general market conditions, the Company’s continued market share levels, the specific market for the Company’s common stock, the performance of the Company’s business and other risks detailed from time-to-time in Accuride’s filings and reports with the Securities and Exchange Commission. With respect to the disruption in production at the Company’s Erie, Pa., facility, the following risks and uncertainties should also be taken into consideration:  the timely resumption of production at the facility, the adequacy and timing of insurance recoveries, the ability of the Company to procure forgings, the timely repair of equipment and the ability to maintain market share and future customer orders.

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